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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of
Tescorp, Inc.

We consent to incorporation by reference in the registration statements on Form S-3 (File No. 33-94718) and Form S-8 for the Tescorp, Inc. 1991 Incentive Plan, dated March 20, 1991, of our report dated June 21, 1996, relating to the consolidated balance sheets of Tesorp, Inc. and Subsidiaries as of March 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 1996, which report appears in the March 31, 1996 annual report on Form 10-KSB of Tescorp, Inc.



Houston, Texas
June 28, 1996                                   KPMG PEAT MARWICK LLP